Exhibit 99.1

The Pritzker Organization Announces Completion of Acquisition of TMS International Corp.

for Approximately $1 Billion

PITTSBURGH, PA, and CHICAGO, IL, October 16, 2013 – TMS International Corp. (NYSE: TMS) and The Pritzker Organization, L.L.C. (TPO) announced today the completion of the acquisition of TMS by business interests of Thomas J. Pritzker and Gigi Pritzker in an all-cash transaction with an enterprise value of approximately $1 billion.

As previously announced, pursuant to the terms of the merger agreement, TMS’s stockholders are entitled to receive $17.50 in cash, without interest, less any withholding or other applicable taxes, for each share of TMS common stock owned by them. As a result of the merger, TMS’s shares will no longer be listed for trading on the NYSE.

BofA Merrill Lynch acted as financial advisor to TMS and Kaye Scholer LLP advised TMS on legal matters in connection with the transaction. Goldman Sachs & Co. and J.P. Morgan Securities LLC acted as financial advisors to TPO and Latham & Watkins LLP acted as legal advisor to TPO and the business interests of Thomas J. Pritzker and Gigi Pritzker.

About TMS International Corp.

TMS International Corp., through its subsidiaries, including Tube City IMS Corporation, is the largest provider of outsourced industrial services to steel mills in North America as measured by revenue and has a substantial and growing international presence. TMS provides mill services at 81 customer sites in 12 countries and operates 36 brokerage offices from which it buys and sells raw materials across five continents. For additional information, visit www.tmsinternationalcorp.com.

About The Pritzker Organization, L.L.C.

The Pritzker Organization is the merchant bank for the interests of certain members of the Pritzker family. TPO’s primary focus is principal investing. For more than 60 years, TPO has controlled and guided the development of dozens of portfolio companies across a wide variety of industries, including manufacturing, logistics, life sciences, hospitality, healthcare and services. Notable businesses include Hyatt Hotels, Triton Container and the Marmon Group. In addition to its core strategy of long-term business building, TPO is also an active special situations investor, deploying capital across a wide spectrum of industries and across every tier of the balance sheet, from senior debt to equity. Additional information can be found at www.tpo.org.

Contacts

For TMS

Jim Leonard

(412) 267-5226

For TPO

Sard Verbinnen & Co.

George Sard (212) 687-8080

Debbie Miller/Bryan Locke (312) 895-4700